EXHIBIT 5

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 478-7077 Fax: (561) 659-0701 www.harriscramer.com

January 15, 2007

Mr. Dennis McGuire

President and Chief Executive Officer

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

Re:

Ecosphere Technologies, Inc.

Dear Mr. McGuire:

You have advised us that Ecosphere Technologies, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to:

•

900,000 shares of common stock, $0.01 par value, which are currently outstanding,

•

15,163,246 shares of common stock, $0.01 par value, underlying senior convertible debentures,

•

1,434,344 shares of common stock, $0.01 par value, underlying convertible notes, and

•

13,372,435 shares of common stock, $0.01 par value, underlying outstanding warrants.

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of January 15, 2007, the Company’s authorized capital consists of:

•

150,000,000 shares of common stock, $0.01 par value per share, of which  56,393,972 shares are issued and outstanding, which gives effect to:

o

cancellation of 500,000 shares erroneously issued to a former director,

Mr. Dennis McGuire

January 15, 2007

o

issuance of 208,333 shares in exchange for $100,000 of services performed for the Company, and

o

issuance of 813,008 shares as part of a recent private placement.

•

5,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding,

•

11 shares of Series A Preferred Stock, $0.01 par value, of which 9 shares are issued and outstanding, and

•

484 shares of Series B Preferred Stock, $0.01 par value, of which 464 are issued and outstanding.

After having examined the Company’s Certificate of Incorporation, as amended, Bylaws, minutes, and the financial statements contained in the Prospectus, we are of the opinion that the 900,000 of common stock currently outstanding, the 15,163,246 shares of common stock issuable upon conversion of the senior convertible debentures, the 1,434,344 shares of common stock issuable upon conversion of the promissory notes and the 13,372,435 shares of common stock issuable upon exercise of the warrants  will be, when offered and sold and valid consideration for the exercise of the warrants has been received, fully paid and non-assessable, duly authorized and validly issued.

We consent to the use of our name in the Prospectus under the caption “Legal Matters”.

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP